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                                                                     Exhibit 10F



                             THE DEXTER CORPORATION

                          RETIREMENT EQUALIZATION PLAN

                 (Amended and Restated as of December 19, 1997)
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                                                           Exhibit 10F continued


                                    Article 1
                                   Definitions


1.01 Account. The separate account maintained for each Participant on the books of the Corporation to which amounts representing contributions shall be credited and from which amounts representing benefit distributions shall be made.

1.02 Beneficiary. Any person or persons designated by the Participant, or otherwise entitled, to receive any benefit hereunder not received by the Participant.

1.03     Board.  The Board of Directors of the Corporation.

1.04 Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

1.05 Corporation. The Dexter Corporation and any person, firm or corporation into which it may be merged or consolidated or by which it may be succeeded and which may adopt the Plan.

1.06 Covered Plans. The following plans: (a) The Dexter ESPRIT Plan ("ESPRIT") and (b) The Dexter MERIT Plan ("MERIT").

1.07 Disability. A physical or mental disability about which a physician acceptable to the Corporation certifies to the Corporation that such disability (i) prohibits the person so disabled from performing his duties as an employee; and (ii) is likely to be permanent.

1.08 Effective Date. October 28, 1988. The effective date of this restatement is December 19, 1997.

1.09 Eligible Employee. An employee of the Corporation or a subsidiary of the Corporation who is a participant in a Covered Plan.

1.10 Participant. Any Eligible Employee who has been designated in writing by the Plan Administrator to participate in the Plan and who has accepted its terms and conditions by executing the form of plan agreement attached hereto as Exhibit A (the "Agreement").

1.11 Plan. The Dexter Corporation Retirement Equalization Plan as herein set forth and as may be amended from time to time.

1.12     Plan Administrator.  The Corporation as provided in Article 5.

1.13     Plan Year.  The calendar year.
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                                                           Exhibit 10F continued


1.14     Valuation Date.  The last day of each quarter of each Plan Year.


                                    Article 2
                                 Purpose of Plan

2.01 Purpose. The Plan is designed to provide retirement benefits that otherwise would be provided under a Covered Plan except for application of the limits on benefits and contributions under the Code applicable to such plans. The retirement benefits under the Plan shall be payable out of the general assets of the Corporation as provided in Article 4.


                                    Article 3
                                   Eligibility

3.01 Eligibility to Participate. An Eligible Employee shall be eligible to become a Participant in the Plan when designated by the Plan Administrator and upon the execution of the Agreement.

3.02 Termination of Participation. An individual shall cease to be a Participant upon his or her ceasing to be an Eligible Employee.


                                    Article 4
                                    Benefits

4.01 Annual Benefit. A Participant's annual benefit for a given Plan Year shall be calculated in accordance with the provisions of Exhibit B hereto.

4.02 Payment or Credit of Annual Benefit. Each Participant shall elect in writing, before the first day of each Plan Year, to have his annual benefit for such Plan Year either:

                  (1)      credited to the Participant's Account; or

                  (2) paid to the Participant as soon as practicable after the last day of the Plan Year.

         A Participant's failure to make a written election before the first day of a Plan Year shall constitute an election to have the annual benefit for such Plan Year credited to his Account. If a Participant elects to be paid his annual benefit, only the vested portion of his annual benefit shall be paid to him, and the remainder of the annual benefit, if any, shall be paid to him when vested.


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                                                           Exhibit 10F continued

4.03 Determination of Account Value. On each Valuation Date, the value of each Participant's Account shall be adjusted for any annual benefit credited to the Participant's Account since the last Valuation Date and shall be credited with interest on the Account's outstanding balance, at the rate quoted for five-year Treasury Notes on the first business day of the Plan Year.

4.04 Vesting. Benefits due to each Participant under the Plan shall vest in accordance with the vesting provisions of the applicable Covered Plan.

4.05 Payment of Account Balance. The balance of a Participant's Account shall be paid to the Participant in a single lump sum as soon as practicable after the Valuation Date immediately following the earliest of:

                  (1)      The Participant's attainment of age 65;

                  (2) The Participant's termination of employment with the Corporation or one of its subsidiaries;

                  (3)      The Participant's Disability;

                  (4)      The Participant's death; or

                  (5) A decision of the Board, in its sole discretion, to make payment prior to any of the events described in
                           (1) through (4) above.

4.06 Death Benefits. If a Participant who is entitled to receive a benefit under the Plan dies before receiving the full amount credited to his Account, the balance in the Participant's Account shall be paid to the person or persons (including his estate) who are recognized under the applicable Covered Plan as the beneficiary of the Participant's benefit under such Covered Plan. The benefit hereunder shall be paid to the beneficiary as soon as practicable following the Participant's death.


                                    Article 5
                                 Administration

5.01 Responsibilities of the Corporation as Plan Administrator. The Corporation shall be the Plan Administrator of the Plan. The Corporation shall have the following powers and responsibilities as Plan Administrator of the Plan:

                  (1)      to determine benefit rights;

                  (2) to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan;


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                                                           Exhibit 10F continued

                  (3) to employ actuaries, attorneys, accountants and such other individuals as it shall deem necessary or desirable in the administration of the Plan, and to delegate to such individuals such powers and responsibilities as it shall determine.

                  (4) to determine, in accordance with uniform standards, any question arising in the administration, interpretation and application of the Plan, such determination to be conclusive and binding to the extent the same shall not be plainly inconsistent with the terms of the Plan or any applicable law;

                  (5)      to decide any disputes which may arise;

                  (6) to designate, consistent with sound standards, the actuarial bases to be used for all actuarial calculations;

                  (7) to keep a record of all delegations of duties in accordance with the provisions of this Article. The Corporation may delegate some or all of its powers and responsibilities as Plan Administrator, as enumerated above, to such individuals, committees of individuals, firms or corporations as it shall determine; and

                  (8)      to designate Participants in the Plan.


                                    Article 6
                            Amendment and Termination

6.01 Right to Amend and Terminate. The Corporation hopes and expects to continue the Plan and the payment of contributions hereunder indefinitely. In order to protect the Corporation against unforeseen contingencies, the Corporation expressly reserves the right, by action of the Board, to amend the Plan, and the Corporation expressly reserves the right, by action of the Board to terminate the Plan.


                                    Article 7
                                  Miscellaneous

7.01 Unfunded Benefits. Any benefits payable under the Plan shall be paid by the Corporation out of its general assets and shall not be funded in any manner, provided, however, that in order to assure payment under the Plan, the


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                                                           Exhibit 10F continued

         Corporation may establish one or more trusts; and further, that any assets transferred to a trust pursuant to this sentence would remain subject to the claims of the general creditors of the Corporation.

7.02 Liability of the Company and Board. The Corporation shall not be required to segregate assets to provide payments under the Plan although it may do so. Neither the Corporation nor the Board shall be deemed to be a Trustee of any amounts to be paid under the Plan.

7.03 Assignment of Benefits. No benefit payable under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, anticipation, pledge, encumbrance, or charge; any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such benefits shall be void; and no such benefit or interest therein shall be liable for or subject to the debts, contracts, liabilities or torts of any Participant or Beneficiary. If any Participant or Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any benefit under the Plan, the Plan Administrator may direct that such benefit be terminated and that all future payments to which such person otherwise would be entitled be held and applied for the benefit of such person, his or her children or other dependents, or any of them, in such manner and in such proportions as the Plan Administrator may deem proper.

7.04 Incapacity of Employee or Beneficiary. If the Corporation determines that any person to whom any payment is payable under the Plan is unable to care for his or her affairs or is a minor and a legal representative has not been appointed for such person, the Corporation may (but shall not be required to) direct that any benefits payable hereunder shall be paid to a spouse, child, parent, or other blood relative of such person, or to anyone found by the Corporation to have properly incurred expense for the support and maintenance of such Participant or Beneficiary, so long as such payment is permitted under applicable law and discharges completely all liability of the Corporation under the Plan.

7.05 Withholding. The Corporation shall have the right to deduct from the amount of any payment to a Participant (or to a Beneficiary or to the executors, administrators, legatees, or distributees of the Participant's or Beneficiary's estate) any Federal, state or local taxes required by law to be withheld from such amount.

7.06 No Right to Employment. Nothing in the Plan (including the designation of an individual as a Participant) shall be construed as giving a Participant any right to be retained in the employ of the Corporation or any right to any payment except for any benefits that may be due under the terms of the Plan. The Corporation expressly reserves the right to dismiss any Participant at any time without regard to the effect that such dismissal may have with respect to such benefits.


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                                                           Exhibit 10F continued

7.07 Necessary Information. A Participant eligible to receive benefits under the Plan shall furnish to the Plan Administrator any information or evidence requested by the Plan Administrator and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in payment of any benefits that may be due under the Plan until such information or evidence is received by the Plan Administrator. If any person claiming benefits under the Plan makes a false statement which is material to the claim for benefits, the Plan Administrator may offset against future payments any amount paid to such person to which he or she was not entitled under the provision of the Plan.

7.08 Binding Effect. The provisions of the Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and to the Participant, his/her heirs, executors, administrators and legal representative.

7.09 Governing Law. The provisions of the Plan shall be construed in accordance with and governed by the laws of the State of Connecticut.


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                                                           Exhibit 10F continued

                                    EXHIBIT A

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") dated                   by and between
The Dexter Corporation, a Connecticut corporation (the "Corporation"), and (the "Employee").

                                WITNESSETH THAT:

WHEREAS, the Employee is a participant in [The Dexter ESPRIT Plan ("ESPRIT") OR The Dexter MERIT Plan ("MERIT")];

WHEREAS, the Corporation desires to provide retirement benefits that otherwise would be provided to the Employee under [ESPRIT or MERIT] except for application of the limits on benefits and contributions under the Internal Revenue Code of 1986, as amended, applicable to such plans;

WHEREAS, the Corporation adopted the Retirement Equalization Plan (the "Plan") on October 28, 1988, a copy of which Plan, as amended and restated, is attached hereto.

WHEREAS, Employee has been designated a Participant in the Plan in accordance with its terms and Employee desires to participate in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Corporation and Employee hereby agree as follows:

         1. The Corporation agrees to provide retirement benefits to Employee pursuant to the terms and conditions of the Plan.

         2. Employee agrees to receive such retirement benefits provided by the Corporation pursuant to the terms and conditions of the Plan.

         3. Employee agrees to be bound by the terms and conditions of the Plan.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Employee                                    THE DEXTER CORPORATION


____________________________                By______________________________


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                                                           Exhibit 10F continued

                                    EXHIBIT B


                CALCULATION OF ANNUAL BENEFIT UNDER SECTION 4.01


A Participant's annual benefit for a given Plan Year shall be equal to (a) the Adjusted Covered Plan Contribution (as defined below) less (b) the amounts of the contributions and forfeitures actually credited to the Participant's accounts under the applicable Covered Plan for such Plan Year. For the purposes hereof, the term "Adjusted Covered Plan Contribution" shall mean the sum of the total contributions and forfeitures which could have been credited to such Participant under the applicable Covered Plan for a given Plan Year determined
(i) before applying any provision of such Covered Plan that would reduce the amount of such contributions or forfeitures because of the limitations imposed by Section 415 of the Code or because of the limitations imposed by Section 401(a)(17) of the Code on the amount of the Participant's compensation that may be taken into account for the Plan Year, (ii) by treating the amount of the Participant's voluntary after-tax contributions and elective deferrals for the Plan Year (if any) as if such amount were zero, (iii) by treating the amount of any executive incentive compensation payments accrued but not received by the Participant during such Plan Year under the Corporation's Senior Management Executive Incentive Plan as if such amount were paid during such Plan Year; and
(iv) by treating the amount of any executive incentive compensation payments received by the Participant during such Plan Year under the Corporation's Senior Management Executive Incentive Plan that were accrued and payable in respect of a prior Plan Year as if such amount were zero.


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